UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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I.C. ISAACS & COMPANY, INC.

(Name of Registrant as Specified in its Charter)

I.C. ISAACS & COMPANY, INC.

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

June 28, 2005

10:00 A.M. Eastern Time

Dear Stockholder,

      You are cordially invited to attend the 2005 annual meeting of stockholders of I.C. ISAACS & COMPANY, INC. which will be held at 10:00 AM local time on June 28, 2005 at the offices of Arent Fox PLLC located on the 34th floor at 1675 Broadway, New York, New York 10019. At the meeting, you will be asked to consider and vote on the following proposals:

1. to elect nine directors, each to hold office until the 2006 annual meeting of stockholders and until their respective successors shall have been duly elected or appointed;

2. to authorize our adoption of the 2005 Non-Employee Directors’ Stock Option Plan,

3. to ratify the appointment of BDO Seidman, LLP as our independent auditors for the year ending December 31, 2005; and

4. to transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on May 24, 2005 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

      Enclosed are copies of the Annual Report to our Stockholders consisting of a letter from our Chief Executive Officer and our Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

The Board of Directors,
EUGENE WIELEPSKI, Secretary

New York, New York
May 27, 2005

YOUR VOTE IS IMPORTANT

      We are offering registered stockholders the opportunity to vote their shares electronically through the internet. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed proxy, or to vote electronically through the internet, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid us in reducing the expense of proxy solicitation. Voting your shares by the enclosed proxy, or electronically through the internet, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically through the internet.

i

I.C. ISAACS & COMPANY, INC.
3840 Bank Street
Baltimore, Maryland 21224-2522

PROXY STATEMENT

      The enclosed proxy is solicited by the Board of Directors of I.C. Isaacs & Company, Inc. for the Annual Stockholders’ Meeting to be held at the offices of Arent Fox PLLC located on the 34th floor at 1675 Broadway, New York, New York 10019, on Monday, June 28, 2005, at 10:00 a.m. Eastern Time, and at any postponement or adjournment of the meeting, for the purposes set forth in the accompanying Notice of Annual Stockholders’ Meeting.

Record Date; Quorum; Share Ownership and Voting Requirements for Election of Directors and Adoption of Proposals

      Only stockholders of record on the books of the company at the close of business on May 24, 2005 will be entitled to vote at the annual meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. If you held your shares on that date, you may vote your shares at the meeting either in person or by your duly authorized proxy. As of the close of business on May 24, 2005, the company had 11,707,573 outstanding shares of common stock. Copies of this proxy statement were first available to stockholders on May 27, 2005.

      Our common stock is our only class of securities that will be entitled to vote at the annual meeting. The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. Shares of common stock present in person or represented by proxy will be counted as present at the annual meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of common stock held by nominees that are voted on at least one matter coming before the annual meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner’s discretion has been withheld (a “broker non-vote”) for voting on some or all other matters.

      Each share of common stock is entitled to one vote on all matters that may properly come before the annual meeting other than the election of directors. In the election of directors, each share is entitled to cast one vote for each director to be elected. Directors shall be elected by a plurality of votes cast at the annual meeting. You may not vote your shares of common stock cumulatively for the election of directors. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for the election of directors.

      All other matters to come before the annual meeting require the approval of a majority of the shares of common stock present, in person or by proxy, at the meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

Submitting and Revoking Your Proxy

      If you complete and submit the enclosed form of proxy by mail or if you submit your proxy electronically by accessing the internet site stated on the enclosed form of proxy, the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. Without affecting any vote previously taken, your proxy may be revoked by giving notice of revocation to us in writing addressed to us at 3840 Bank Street, Baltimore, Maryland 21224-2522, Attention: Corporate Secretary, or by accessing the internet site stated on the form of proxy, or by stating your desire to revoke your proxy at the annual meeting. You may also change your vote by executing and returning to us a later-dated proxy, by a later-dated electronic vote through the internet site, or by voting in person at the annual meeting. All properly executed proxies received by the Board of Directors, and properly authenticated electronic votes recorded through the internet, will be voted as directed by you. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

      All properly executed proxies received by the Board of Directors that do not specify how your shares should be voted will be voted:

•	FOR the election of the nominees for director set forth in “Proposal 1: Election of Directors”,

•	FOR adoption of the 2005 Non-Employee Directors’ Stock Option Plan and

•	FOR ratification of the appointment of BDO Seidman, LLP as our independent registered public accountants for 2005.

      In addition, if other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the annual meeting.

      Solicitation of proxies may be made by mail, personal interview and telephone by officers, directors and other employees of the Company. We will reimburse all banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to our stockholders.

      The internet procedures for voting and for revoking or changing a vote are designed to authenticate our stockholders’ identities, to allow our stockholders to give their voting instructions and to confirm that stockholders’ instructions have been properly recorded. Stockholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which will be borne by the stockholder.

PROPOSAL 1—ELECTION OF DIRECTORS

      The Board of Directors is currently composed of nine directors. Eight of the nine current directors have been nominated for reelection, and one new candidate has been nominated for election to the ninth Board seat. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may be voted either (i) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the Board of Directors may reduce the size of the Board. The Board of Directors has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual stockholders’ meeting following the 2005 annual meeting or until their successors, if any, are elected or appointed. Set forth in this section are the names and biographical information for each of the nominees.

      The Board of Directors recommends a vote “FOR” the election of each of the following nominees.

Nominees for Election as Directors

Peter J. Rizzo Age 52 Director since February 2004 Chief Executive Officer of the Company	Mr. Rizzo has worked within the apparel industry during the past 27 years. He became the Company’s Chief Executive Officer in December, 2003, and was appointed to the Board in February 2004. During the two years prior to joining the Company, Mr. Rizzo was a consultant to the Neiman Marcus Group. He was President and Vice Chairman of Bergdorf Goodman from 1999 to 2002. From 1997 to 1999, he served as President of Polo Retail at Polo Ralph Lauren. From 1978 to 1997, he was Executive Vice President and Head Merchant of Barneys New York.

Olivier Bachellerie Age: 44 Director since 2002 President and Director General of GI Promotion and Cravatatakiller S.A.	Mr. Bachellerie has served since 1997 as President and Director General of GI
Promotion and Cravatatakiller S.A., and as President of Fashion Services of America, Inc., each of which is beneficially owned by Marithé Bachellerie and François Girbaud. Mr. Bachellerie is the son of Marithé Bachellerie, who together with Mr. Girbaud, indirectly own and possess the right to vote approximately 39% of the Company’s outstanding shares of common stock.

René Faltz Age: 51 Director since 2002 Senior Partner, Cabinet D’Avocats René Faltz	Mr. Faltz has practiced law in the Grand Duchy of Luxembourg since 1976. He has been with Cabinet D’Avocats René Faltz since March 2000 after leaving the firm of Faltz & Kremer. Mr. Faltz is one of the Managing Directors of, and serves as counsel to, several companies that, since 2002, have been beneficially owned by Marithé Bachellerie and François Girbaud in connection with the conduct of their business activities as designers and marketers of clothing and other items bearing the various Girbaud trademarks.

Neal J. Fox Age: 70 Director since 1998 Consultant	Mr. Fox has held senior management positions at Neiman Marcus, Bergdorf Goodman and I. Magnin. From 1983 to 1988, he was employed by Garfinkel’s, Raleigh & Co., or its predecessor, most recently as Chairman and Chief Executive Officer, and was also a principal shareholder of that company. From 1989 through March 1999, Mr. Fox served as the President and Chief Executive Officer of Sulka, an international menswear retailer. In 1999, Mr. Fox founded NJF Associates, Incorporated, a consulting firm specializing in brand management and business development for the apparel, accessories and luxury goods industries. Mr. Fox served as a director of Today’s Man, a 30 unit menswear retailer. In March 2003, Today’s Man filed a petition under Chapter 11 of the US Bankruptcy Code.

François Girbaud Age: 60 Director since 2004	Mr. Girbaud, an internationally renowned designer and manufacturer of clothing, and licensor of clothing designs and trademarks for more than 25 years, became one of the Company’s directors in October 2004. Pursuant to agreements that the Company has with companies co-owned directly or indirectly by Mr. Girbaud and Marithé Bachellerie, the Company licenses the Girbaud trademarks and designs for use in the manufacture and sale of various items of clothing in North America.

Jon Hechler Age: 52 Director since 1984 President, T. Eliot, Inc.	Mr. Hechler was employed by Ira J. Hechler and Associates, an investment company, from 1980 to 1999. He is President of T. Eliot, Inc., manufacturer of the Sani Seat® hygienic toilet seat system.

Roland Loubet Age: 62 Director since 2002 Chief Executive Officer of Cedrico, S.A.	Mr. Loubet has been employed as the Chief Executive Officer and sole owner of Cedrico, S.A., a manufacturer and marketer of women’s clothing, since 1997.

John McCoy II Age: 59 President of Components by John McCoy, Inc.	Mr. McCoy has worked within the apparel industry during the past 38 years. In 1970, he began working for Pierre Cardin’s sales operations and held the position of Executive Vice President—Clothing when he left that firm in 1977 to found Fitzgerald by John McCoy, a US manufacturer of European styled clothing. In 1985, Mr. McCoy founded Components by John McCoy, Inc., a manufacturer and distributor of luxury clothing brands, including Gran Sasso, Mason’s, Coast, Moncler, Lenor Romano and Alfred Dunhill.

Robert Stephen Stec Age: 50 Director since 2002 Chairman and Chief Executive Officer of Lexington Home Brands	Mr. Stec was a Division President of VF Corporation and had sole responsibility for VF’s Girbaud division in the United States from 1989 through 1993. From 1996 to 1998, he served as President of London Fog Industries, Inc., a leading manufacturer and marketer of branded outerwear. During 1997 and 1998, Mr. Stec served as a part-time consultant to Girbaud Design, Inc. and certain of its affiliates. In 1999, Mr. Stec served as a consultant to London Fog for several months. Mr. Stec has been employed as President and Chief Executive Officer of Lexington Home Brands, a leading branded marketer of home furnishings, since 1999.

      Except as noted above, each nominee for election as a director has been engaged in the principal occupation described during the past five years. There are no family relationships among any directors or executive officers of the company. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 7 and is based upon information furnished by the respective individuals.

Principal Executive Officers of the Company Who Are Not Also Directors

      The following table sets forth the names and ages of our principal executive officers who are not directors. The table also provides a description of the positions of employment held by each of such executives for at least the past five years.

Jesse de la Rama Age: 51 Chief Operating Officer of the Company	Mr. de la Rama began his employment with the Company in March 2004 as Vice President of Merchandise Planning and Retail Development. In December 2004, he began serving as the Company’s Chief Operating Officer. Mr. de la Rama engaged in business during the period from 1997 through February 2004 as a consultant to the fashion retail industry and other clients, including Calvin Klein, Inc., Lambertson/Truex and Sotheby’s, Inc., as president of his own company, Jesse de la Rama, Inc. Between 1994 and October 1997, Mr. de la Rama was Senior Vice President—Retail of Bally of Switzerland. Between 1979 and September 1994, he was employed by Barney’s New York and served in various executive capacities, including Vice President—Outlet Division and Warehouse Sales (1992-1994) and Vice President—Merchandise Planning (1983-1992).

Eugene C. Wielepski Age: 57 Vice President—Finance, Chief Financial Officer, Treasurer and Secretary	Mr. Wielepski was a director of the Company from 1991-May, 2002. He has served as Vice President–Finance since 1991. He served as Chief Financial Officer of the Company from 1991-April 2003, and began serving in that capacity again in December 2004. He has also held the positions of Secretary and Treasurer since 1976. From 1976 to 1990, he was Controller. He is a Certified Public Accountant and has been employed by the Company since 1973.

Board Committees and Meetings

      The Board of Directors currently has standing Audit, Compensation and Nominating Committees.

      The Audit Committee has a written charter approved by the Board. Only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of the Audit Committee.

      The members of the Audit Committee are Neal J. Fox (Chairman), Jon Hechler and Robert Stec.

      The Audit Committee assists the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. During 2004, the Audit Committee held eight meetings. The Board of Directors has determined that Neal J. Fox, the Chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined under applicable SEC regulations.

      The members of the Compensation Committee are Messrs. Hechler (Chairman), Fox, Loubet and Stec.

      The Compensation Committee administers the Company’s Amended and Restated Omnibus Stock Plan (the “Plan”), including the review and grant of stock options to officers and other employees under the Plan. The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of the executive officers of the company. The Compensation Committee held five meetings during 2004.

      In October 2004, the Board of Directors created a Nominating Committee, adopted a charter governing that committee’s operations, and appointed Messrs. Stec (Chairman), Fox and Loubet to serve as the members thereof. The Nominating Committee did not hold any meetings in 2004.

      The Board of Directors held nine meetings during 2004. Each director is expected to attend each meeting of the Board and the committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. No director attended less than 75% of all the meetings of the Board and the committees on which he served in 2004.

Directors’ Compensation

      Directors who are employed by us or any of our subsidiaries receive no compensation for serving on the Board of Directors. Directors who are not so employed (the “Outside Directors”) receive an annual retainer fee of $10,000 for their services and attendance fees of $750 per Board or committee meeting attended. The Chairman of the Audit Committee receives an additional $10,000 for the services he renders in that capacity. All directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings. In addition, members of the Board of Directors are eligible to participate in the Plan. In the event that our stockholders adopt the 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) at the meeting (see Proposal 2), all stock option awards to our Outside Directors will thereafter be made under, and governed by, the Directors’ Plan. In 2002, our Outside Directors were awarded nonqualified stock options to purchase an aggregate of 210,000 shares of common stock at an exercise price of $0.58 per share. Those options vested in December 2004. No other options have been granted to our Outside Directors since that 2002 award.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

      Set forth below is information concerning the common stock ownership as of May 24, 2005 by (i) each person who the Company knows owns beneficially 5% or more of its outstanding common stock, (ii) the Company’s Chief Executive Officer and each of its other “Named Executive Officers,” (iii) each director and director-nominee, and (iv) all of the Company’s directors and officers as a group:

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number		Percent(2)

Wurzburg, S.A.(3)	4,549,167	(4)	38.9%
Peter J. Rizzo	228,500	(5)	1.9
Robert J. Conologue(6)	35,950	(7)	*
Daniel J. Gladstone(8)	—		*
Eugene Wielepski	44,500	(9)	*
Olivier Bachellerie(10)	30,000	(11)	*
René Faltz(12)	30,000	(11)	*
Neal J. Fox(13)	52,000	(14)	*
Jon Hechler(15)	211,091	(16)	1.8
Roland Loubet(17)	380,000	(18)	3.2
John McCoy II(19)	—		*
Robert Stephen Stec(20)	30,000	(11)	*
All Officers, Directors and Nominees for Director as a Group (of 10)	1,042,041	(21)	8.4

    * Less than one percent

(1)	All shares are owned beneficially and of record unless indicated otherwise. Unless otherwise noted, the address of each stockholder is c/o the company, 3840 Bank Street, Baltimore, Maryland 21224.

(2)	Based upon 11,707,573 shares outstanding on the date of this proxy statement, plus, where applicable, any shares issuable pursuant to options exercisable within 60 days of such date.

(3)	The address of this stockholder is 41, Avenue de la Gare, L-1611 Luxembourg.

(4)	Includes 3,966,667 shares owned beneficially and of record by this stockholder’s wholly owned subsidiary, Textile Investment International, S.A.

(5)	Includes 228,500 shares that Mr. Rizzo may acquire pursuant to an option exercisable by him within 60 days of the date of this proxy statement.

(6)	The address of this stockholder is 216 LeRoy Avenue, Darien, CT.

(7)	Includes 35,950 shares that Mr. Conologue may acquire pursuant to an option exercisable by him within 60 days of the date of this proxy statement.

(8)	The address of this stockholder is 11 Annandale Drive, Chappaqua, NY.

(9)	Includes 44,500 shares that Mr. Wielepski may acquire pursuant to options exercisable by him within 60 days of the date of this proxy statement.

(10)	Mr. Bachellerie’s address is 15 Rue Louis Blanc, 75010 Paris, France.

(11)	Includes 30,000 shares that this person may acquire pursuant to an option exercisable by him within 60 days of the date of this proxy statement.

(12)	Mr. Faltz’s address is 41 Avenue de la Gare, Luxembourg, L-1611, Grand Duchy of Luxembourg.

(13)	The address of this stockholder is 33 East 70th Street, New York, New York.

(14)	Includes 52,000 shares that Mr. Fox may acquire pursuant to options exercisable by him within 60 days of the date of this proxy statement.

(footnotes continued on next page)

(footnotes continued from previous page)

(15)	The address of this stockholder is 603 Wellington Avenue, Seattle, Washington.

(16)	Includes 37,000 shares that Mr. Hechler may acquire pursuant to options exercisable by him within 60 days of the date of this proxy statement.

(17)	Mr. Loubet’s address is Avenue du Leman 20, 1025 St-Sulpice, Ch-Switzerland.

(18)	Includes 30,000 shares that Mr. Loubet may acquire pursuant to an option exercisable by him within 60 days of the date of this proxy statement. Also includes 250,000 shares issuable pursuant to two warrants aggregating 500,000 shares that are exercisable within 60 days of the date of this proxy statement. Mr. Loubet is deemed to hold an indirect 50% beneficial ownership interest in those warrants.

(19)	Mr. McCoy’s address is 20 West 55th Street, New York, New York.

(20)	Mr. Stec’s address is c/o Lexington Home Brands, 411 South Salisbury Street, Lexington, NC.

(21)	Includes 767,950 shares that may be acquired by Messrs. Rizzo, Conologue, Wielepski, Bachellerie, Faltz, Fox, Hechler, Loubet and Stec pursuant to options and/or warrants exercisable by them within 60 days of the date of this proxy statement.

STOCK PRICE PERFORMANCE GRAPH

      The performance graph which follows compares the cumulative total stockholder returns on our common stock for the five-year period ended December 31, 2004 with the S&P 500 Index and a peer group comprising the Apparel, Accessories and Luxury Goods industry segment of the S&P 600. The graph assumes that the value of our common stock and the value of each Index was $100 on December 31, 1999. This data was furnished by Standard & Poor’s Compustat Services, Inc.

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

$300

$250

$200

$150

$100

$50

$0

Dec99

Dec00

Dec01

Dec02

Dec03

Dec04

I.C. ISAACS & COMPANY INC

S&P 500 INDEX

S&P 600 APPAREL, ACCESSORIES & LUXURY GOODS

REPORT OF THE COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION

Objectives

      The Company’s compensation policies and procedures have historically been aligned with its entrepreneurial traditions. The Company seeks to compensate its officers (including the Named Executive Officers) in a manner which is:

•	consistent with the Company’s conservative traditions and cost structure;

•	sufficient to attract and retain key executives critical to the success of the Company;

•	reflective of current performance of both the individual officer and the Company; and

•	remuneration of successful long-term strategic management and enhancement of shareholder values.

Components of Compensation

      The Compensation Committee (the “Committee”) approves the design of, assesses the effectiveness of, and administers the executive compensation programs of the Company in support of stockholder interests. The key elements of the Company’s executive compensation program are base salary, annual incentives and long-term compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive’s total compensation package.

Base Salary

      The Committee regularly reviews each executive’s base salary. Base salaries are not necessarily compared to other institutions, although market rates for comparable executives with comparable responsibilities are considered in some cases. Base salaries are adjusted by the Committee to recognize varying levels of responsibility, experience, breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company.

      During 2004, the Committee continued the substantial reorganization effort it began in 2003 regarding the composition of, and compensation payable to, its management. As mentioned at pp. 11-13 in the section entitled “Employment Contracts, Termination Of Employment And Change In Control Arrangements,” the Company

•	revised the compensation package and extended the term of employment of its Chief Executive Officer to account for the extraordinary operational and financial results achieved during his first year at the helm of the Company and

•	engaged the services of Jesse de la Rama as the Company’s new COO at an annual base salary of $175,000 during an initial term ending on February 28, 2006, and approved an amendment to his compensation package providing for an increase in his base salary to a more competitive $250,000 per year, and providing for the same incentive compensation structure that we have applied to the Company’s other senior executives.

Annual Incentives

      Prior to 2003, the annual incentive program that the Company employed with regard to some of our Named Executive Officers involved direct financial incentives in the form of annual cash bonuses to achieve performance goals that were usually based upon the Company’s “top line,” i.e., its gross revenues. This resulted in the payment of substantial top-line based bonuses to the Company’s most senior executives with regard to 2001 and 2002, even though the Company incurred multi-million dollar net losses in each of those years.

      During the first quarter of 2003, the Company adopted for its executives whose activities are directly related to profitability a different annual incentive compensation philosophy that is “bottom line” oriented. Since then, the employment agreements that the Company has entered into with its senior operating executives have contained significant cash bonus incentives that are tied to three predetermined annual performance goals:

•	earnings before interest and taxes,

•	cash provided by operating activities and

•	inventory turns—which is a measure of the level of efficiency employed by the Company in matching its annual purchases of inventory to the annual sales of merchandise to its customers.

      Each of Messrs. Rizzo and de la Rama can earn a minimum of 4.2% of his base salary (subject to an annual minimum of $175,000 in Mr. Rizzo’s case), up to a maximum of 70% of that base salary ($175,000 for Mr. de la Rama and $350,000 for Mr. Rizzo).

      In 2004, one of the most profitable years in the Company’s history, the Company accrued (and paid in 2005) the following performance bonuses:

      $350,000 to Peter J. Rizzo
      $54,688 to Jesse de la Rama
      $40,000 to Eugene Wielepski

Long-Term Incentives

      In keeping with the Company’s commitment to provide a total compensation package which includes at-risk components of pay, long-term incentive compensation comprises a significant portion of the value of an executive’s total compensation package. When awarding long-term grants, the Committee considers an executive’s level of responsibility, prior compensation experience, historical award data, and individual performance criteria. Long-term incentives are in the form of stock option awards under the Plan.

      Stock options are granted at an option price equal to the fair market value of our common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of stock option grants is based on competitive practice, individual performance factors and historical award data. In 2004, the Company granted an additional option to purchase 100,000 shares of common stock to Mr. Rizzo in connection with the revision of his employment agreement, and it granted an option to purchase 25,000 shares of common stock to Mr. de la Rama in connection with his hiring. No other grants were made to any of the Named Executive Officers.

Conclusion

      The Committee believes these executive compensation policies and programs serve the interests of the Company and its stockholders effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company’s overall future success, thereby enhancing the value of the Company for the stockholders’ benefit.

      We will continue to monitor the effectiveness of the Company’s total compensation program to meet the current and future needs of the Company.

      Members of the Compensation Committee:

Jon Hechler (Chairman)	Roland Loubet
Neal J. Fox	Robert S. Stec

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

Peter J. Rizzo

      Peter J. Rizzo, the Company’s Chief Executive Officer, is employed by the Company’s subsidiary, I.C. Isaacs & Company, LP (the “LP”), pursuant to an employment agreement dated December 9, 2003, which was amended on October 19, 2004. That agreement, as amended, provides:

•	for an initial term that will end on December 9, 2007, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than June 30, 2007 or June 30 of the then current renewal year;

•	for payment of an annual base salary of $500,000 during the initial term increasing by 10% per year during each one year renewal term, and incentive compensation provisions, subject to a guaranteed annual minimum of $175,000, that are based upon the Company’s achievement of pre-determined earnings, cash flow and inventory turns targets;

•	for the issuance under the Plan of a five year option to purchase 500,000 shares of common stock at an exercise price of $.95 per share vesting ratably on December 9, 2004 and December 9, 2005;

•	for the issuance under the Plan of a ten year option to purchase up to 100,000 shares of common stock at an exercise price of $3.10 per share on or after December 9, 2007;

•	that, as long as the Nominating Committee of the Company’s Board continues to approve Mr. Rizzo as a director, he will be included on the slate of nominees that the Company will propose for election as directors throughout the term of his employment agreement;

•	that, if (a) Mr. Rizzo is not appointed as Chairman of the Board or he is removed from that position, (b) his duties as CEO are materially adversely changed or reduced, (c) his employment is terminated by the LP without cause or if, as a result of the occurrence of any of the events described in clauses (a) or (b), he resigns, he will be entitled to receive the following severance benefits:

•	If such termination occurs on or before December 31, 2006, he will be entitled to receive severance in an aggregate amount equal to 1.5 times his base salary and incentive compensation for the immediately preceding year (a minimum of $937,500 up to as much as $1,275,000),

•	If such termination occurs after December 31, 2006, he will be entitled to receive severance in an aggregate amount equal to his base salary plus a pro-rata portion of any incentive compensation that otherwise would have become due and payable to him if his employment had not been terminated prior to the end of the year (a minimum of $625,000 up to as much as $850,000) and

•	All unvested options granted to Mr. Rizzo under the Plan will immediately vest in full and will be exercisable by him for a period of one year after his employment is terminated.

      The maximum amount of incentive compensation that Mr. Rizzo may earn in any year of the initial term and any renewal year is $350,000.

Jesse de la Rama

      On March 1, 2004, the LP entered into an employment agreement with Jesse de la Rama, the Company’s Chief Operating Officer, that provides:

•	for an initial term that will end on February 28, 2006, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than December 31, 2005 or December 31 of the then current renewal year;

•	for payment of an annual base salary of $175,000, and incentive compensation provisions that are based upon the achievement of pre-determined earnings, cash flow and inventory turns targets;

•	for the issuance under the Plan of a five year option to purchase 25,000 shares of common stock at an exercise price of $.86 per share which shall vest ratably on March 1, 2005, 2006 and 2007;

•	that, in the event that Mr. de la Rama’s employment is terminated without cause, he shall receive severance payments ranging between three and 12 months salary depending on the length of his employment at the time of termination.

      In December 2004, the Compensation Committee approved an amendment to Mr. de la Rama’s employment agreement providing for

•	an increase in his base salary to $250,000;

•	addition of an incentive compensation structure based upon the Company’s achievement of pre-determined earnings, cash flow and inventory turns targets

•	modification of the severance provisions of the agreement to entitle Mr. de la Rama to receive 12 months’ severance in the event his employment is terminated without cause or due to a change of control of the Company; and

      In February 2005, the Compensation Committee authorized the issuance of a Plan option entitling Mr. de la Rama to purchase up to 75,000 shares of common stock.

      The Compensation Committee also decided that the bonus to be paid to Mr. de la Rama for 2004 would be determined by adding 11⁄12 of the bonus he would have received pursuant to his agreement to 1⁄12 of the bonus he would have received if the above mentioned restructured bonus provision had been in effect for the entire year. Mr. de la Rama received in 2005, pursuant to the foregoing formula, an incentive compensation payment of $54,688 for 2004. The maximum amount of incentive compensation that Mr. de la Rama may earn in 2005 and any renewal year is $175,000.

Daniel J. Gladstone

      Daniel J. Gladstone, the former President of the Company’s Girbaud Division, was employed by the LP pursuant to an employment agreement dated April 17, 2002, which was amended on May 15, 2003. That agreement, as amended, provided:

•	for an initial term ending on December 31, 2005, and for automatic one year renewals of the agreement unless either party gave notice of its non-renewal not later than September 30, 2005 or September 30 of the then current renewal year;

•	for payment of an annual base salary of $350,000, and incentive compensation provisions based upon the Company’s achievement of pre-determined earnings, cash flow and inventory turns targets, subject to guaranteed minimum annual bonuses of $100,000 in 2003 and $125,000 thereafter;

•	that, if Mr. Gladstone’s employment was terminated without cause or he was constructively discharged

•	after January 21, 2005, the LP would pay him an amount equal to one year of his base salary plus a severance payment in a lump sum equal to his incentive compensation for the last full year prior to his termination (the “Severance Payment”); or

•	prior to January 21, 2005, the LP would pay him the aggregate amount of his base salary through December 31, 2005, plus a Severance Payment within 90 days after each year remaining during the term of the agreement;

•	that, if the LP decided not to renew the agreement, it would be required to pay Mr. Gladstone an amount equal to one year of his current base salary plus a Severance Payment; and

•	if Mr. Gladstone’s employment was terminated for cause, he would forfeit all rights and benefits he otherwise would have been entitled to receive under the agreement including, but not limited to, his rights to receive salary, severance and incentive compensation, and all rights under any Plan options granted to him prior to such termination.

      Mr. Gladstone did not earn any incentive compensation in 2003 other than the $100,000 guaranteed minimum bonus due under his employment agreement. In April 2005, Mr. Gladstone’s employment was terminated for cause. Accordingly, no incentive compensation payment was made to him with regard to 2004.

Robert J. Conologue

      In March 2003, the LP entered into an employment agreement (with effect from February 18, 2003) with Robert J. Conologue, the Company’s former Chief Operating Officer and Chief Financial Officer, that provided:

•	for an initial term that ending on December 31, 2005, and for automatic one year renewals of the agreement unless either party gave notice of its non-renewal not later than September 30, 2005 or September 30 of the then current renewal year;

•	for payment of an annual base salary of $315,000 per year, and incentive compensation provisions based upon the Company’s achievement of pre-determined earnings, cash flow and inventory turns targets;

•	for the issuance under the Plan of a five year option to purchase 225,000 shares of common stock at an exercise price of $.68 per share vesting ratably on March 31, 2004, 2005 and 2006;

•	for the issuance under the Plan of a five year fully vested option to purchase 150,000 shares of common stock at an exercise price of $.48 per share;

•	that, in the event that Mr. Conologue’s employment was terminated without cause at any time after December 31, 2003 or as a result of a change of control of the company, for the payment of a severance payment equal to his base salary for a period of 12 months.

      On November 29, 2004, the LP terminated Mr. Conologue’s employment without cause. Pursuant to a post-termination separation agreement executed by Mr. Conologue and the LP, he will receive severance payments equal to his base salary during the 12 month period ending on November 28, 2005, he received $185,000 in payment of all incentive compensation due to him in 2004 and the unexercised portion of the 150,000 share option (35,950 shares) shall remain exercisable through November 28, 2005.

Eugene Wielespki

      In April 2002, the LP entered into an amended and restated employment agreement with Eugene Wielepski who was then the Company’s Vice President and Chief Financial Officer. In March 2003, the LP and Mr. Wielepski entered into an amendment of that agreement. As so amended, the agreement provides:

•	that Mr. Wielepski shall serve as Vice President—Finance for an initial term that will end on May 15, 2006, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than March 16, 2006 or March 16 of the then current renewal year;

•	for payment of a base salary of $180,000 per year;

•	for the issuance under the Plan of a fully vested ten year option to purchase 10,000 shares of common stock at an exercise price of $1.71 per share;

•	that, if Mr. Wielepski’s employment is terminated without cause after May 15, 2005, the LP must pay him an amount equal to one year of his base salary; and

•	that, if the LP decides not to renew the agreement, it must pay Mr. Wielepski an amount equal to one year of his current base salary.

      Mr. Wielepski received in 2005 an incentive compensation payment of $40,000 for 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In November 1997, we entered into an exclusive license agreement (the “Girbaud Men’s Agreement”) with Girbaud Design, Inc. and its affiliate, Wurzburg Holding S.A. (“Wurzburg”), both of which are companies wholly owned, directly or indirectly, by one of our directors, François Girbaud, and Marithé Bachellerie. The Girbaud Men’s Agreement granted to us the right to manufacture and market men’s jeanswear, casualwear and outwear under the Girbaud brand and certain related trademarks (the “Girbaud Marks”) in all channels of distribution in the United States, including Puerto Rico and the U.S. Virgin Islands. In January and March 1998, the Girbaud Men’s Agreement was amended and restated to name Latitude Licensing Corp. (“Latitude”) another member of the Girbaud Group(1) of companies, as the licensor and to include active influenced sportswear as a licensed product category. Also in March 1998, we entered into an exclusive license agreement (the “Girbaud Women’s Agreement” and together with the Girbaud Men’s Agreement, the “Girbaud Agreements”) with Latitude to manufacture and market women’s jeanswear, casualwear and outerwear, including active influenced sportswear, under the Girbaud Marks in all channels of distribution in the United States including Puerto Rico and the U.S. Virgin Islands.

      Under the Girbaud Men’s Agreement, we are required to make payments to Latitude in an amount equal to 6.25% of our net sales of regular licensed merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, we are subject to guaranteed minimum annual royalty payments of $3.0 million each year from 2002 through 2007. The Company is required to spend the greater of an amount equal to 3% of Girbaud men’s net sales or $500,000 in advertising and related expenses promoting the men’s Girbaud brand products in each year through the term of the Girbaud men’s agreement. During 2004, we made royalty payments under the Girbaud Men’s Agreement aggregating approximately $3,028,100.

      Under the Girbaud Women’s Agreement we are required to make payments to Latitude in an amount equal to 6.25% of our net sales of regular licensed merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, we are subject to guaranteed minimum annual royalty payments of $1.5 million each year from 2002 through 2007. The Company is required to spend the greater of an amount equal to 3% of Girbaud women’s net sales of $400,000 in advertising and related expenses promoting the women’s Girbaud brand products in each year through the term of the Girbaud Women’s Agreement. In addition, over the term of the Girbaud Women’s Agreement we are required to contribute $190,000 per year to Latitude’s advertising and promotional expenditures for the Girbaud brand. During 2004, we made royalty payments under the Girbaud Women’s Agreement aggregating $1,125,000.

      We are obligated to pay a minimum of $7.4 million during 2005 in the form of minimum and deferred royalty payments, fashion show and advertising and promotional expenses pursuant to the Girbaud Agreements. In 2005, we expect that substantially all of our net sales will come from apparel associated with the Girbaud licenses.

      In connection with the refinancing of our credit facility in December 2004, Latitude agreed to defer approximately $2.3 million of the 2004 minimum and additional royalty payments to 2005. We expect to pay these amounts in the first half of 2005 and pay all 2005 royalty payments as they become due. In 2004, we made royalty payments of approximately $4.2 million.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
IN COMPENSATION DECISIONS

      None of the directors serving on the Compensation Committee is an employee of the Company, and neither the Chief Executive Officer nor any of the Named Executive Officers has served on the Compensation Committee. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director or board committee member of the Company.

(1)	Mr. Girbaud, Ms. Bachellerie, together with Wurzburg, Latitude and the various companies that they directly and indirectly control, are collectively referred to as the “Girbaud Group.”

EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding the compensation paid during each of our last three fiscal years to our Chief Executive Officer and to each of our executive officers other than the Chief Executive Officer whose total annual salary and bonus amounted to more than $100,000 and who (except for Mr. Conologue) were serving as executive officers at the end of 2004 (collectively, the “Named Executive Officers”). No compensation that would qualify as payouts pursuant to long-term incentive plans (“LTIP Payouts”) or “All Other Compensation” was paid to any of the Named Executive Officers during the three year period ended on December 31, 2004, and we did not issue any SARs during that period of time.

Summary Compensation Table

	Annual Compensation(1)						Long Term Compensation Awards
Name and Principal Position	Year		Salary($)	Bonus($)	Other Annual Compensation($)		Restricted Stock Awards($)	Securities Underlying Options(#)
Peter J. Rizzo, CEO	2004		$490,761	—	—		—	100,000
	2003	(2)	28,846	—	—		—	500,000
	2002		—	—	—		—	—
Daniel J. Gladstone, Acting
CEO (2003), Former
President—Girbaud
Division (2002
and 2004)	2004		340,922	100,000	339,896	(3)	—	—
	2003		357,091	207,895	—		—	—
	2002		345,781	221,199	—		—	—
Robert J. Conologue,
Former COO and CFO	2004	(4)	315,757	40,000	625,342	(3)	—	—
	2003		273,828	—	—		—	375,000
	2002		—	—	—		—	—
Jesse de la Rama, Sr. VP
and COO	2004	(5)	136,694	—	—		—	25,000
Eugene C. Wielepski, Vice
President and CFD	2004		181,393	—	—		—	—
	2003		184,571	—	—		—	—
	2002		196,764	—	—		—	10,000

(1)	The LP also provided various perquisites and other benefits that did not exceed the lesser of $50,000 or 10% of the aggregate amounts reflected in the salary and bonus columns for each of the Named Executive Officers.

(2)	Mr. Rizzo was only employed for a period of 23 days (from December 9–December 31) in 2003.

(3)	Compensation resulting from exercise of Plan Option.

(4)	Mr. Conologue’s employment was terminated without cause on November 29, 2004.

(5)	Mr. de la Rama started his employment on March 1, 2004.

Option/SAR Grants in Last Fiscal Year

      We did not grant any SARs to any of the Named Executive Officers during the year ended December 31, 2004. The following table sets forth information regarding grants of options made to the Named Executive Officers during 2004.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	5%	10%

Peter J. Rizzo	100,000	80%	$3.10	10-14-14	$196,000	$493,000
Jesse de la Rama	25,000	20%	$0.87	03-01-09	$13,750	$35,500

(1)	In accordance with U.S. Securities and Exchange Commission rules, these columns show gains that could accrue for the Named Executive Officer’s option, assuming that the market price of the Company’s common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the Named Executive Officer from this option will be zero.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

      The following table sets forth information concerning the number and value of unexercised options to purchase our common stock held on December 31, 2004 by the Named Executive Officers.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/Unexercisable

Peter J. Rizzo	0	0	250,000/350,000	$737,500/$817,500
Daniel J. Gladstone	111,350	$339,896	372,650/0	$921,326/$0
Robert J. Conologue	182,000	$625,342	43,000/0	$147,060/$0
Jesse de la Rama	0	0	0/25,000	$0/$75,750
Eugene Wielepski	0	0	44,500/0	$117,494/$0

DEFINED BENEFIT PENSION PLAN

      We maintain a defined benefit pension plan (the “Pension Plan”) for our employees, and the employees of our subsidiaries. The normal retirement benefit, payable at age 65, is 20.0% of base compensation up to $10,000 plus 39.5% of base compensation over $10,000 and up to a maximum of $75,000, prorated for service less than 30 years. A reduced benefit is also payable on early retirement, after attainment of age 55 and completion of 15 years of service. The Pension Plan also provides disability retirement and death benefits. We pay the full cost of the benefits under the Pension Plan through contributions to a trust. Our cash contributions to the Pension Plan during the year ended December 31, 2004 aggregated approximately $175,000.

      The Pension Plan Table below provides the estimated annual benefits payable under the Pension Plan upon retirement in specified compensation and years of service classifications:

	Years of Service
Remuneration	15	20	25	30	35

$100,000	$13,838	$18,451	$23,063	$27,676	$27,676
125,000	13,838	18,451	23,063	27,676	27,676
150,000	13,838	18,451	23,063	27,676	27,676
175,000	13,838	18,451	23,063	27,676	27,676
200,000	13,838	18,451	23,063	27,676	27,676
225,000	13,838	18,451	23,063	27,676	27,676
250,000	13,838	18,451	23,063	27,676	27,676
300,000	13,838	18,451	23,063	27,676	27,676
400,000	13,838	18,451	23,063	27,676	27,676
450,000	13,838	18,451	23,063	27,676	27,676
500,000	13,838	18,451	23,063	27,676	27,676

      The compensation considered in determining benefits under the Pension Plan (as provided in the column titled “Remuneration”) is the annual average compensation for the five consecutive calendar years producing the highest average. The compensation considered is limited to $75,000. All amounts of salary, bonus and other compensation as reported in the Summary Compensation Table, up to $75,000, are included in compensation considered under the Pension Plan. The amounts provided in the Pension Plan Table are the benefits payable per year in equal monthly installments for the life expectancy of the participants (i.e., straight life annuity amounts). The Pension Plan is integrated with Social Security, and its benefit formula is as follows: (i) 0.6667% of compensation, multiplied by years of service up to 30 years; plus (ii) 0.65% of compensation in excess of $10,000 multiplied by years of service up to 30 years.

      The estimated credited years of service for each of the Named Executive Officers as of January 1, 2004 were as follows:

Name	Estimated Credited Years of Service

Peter J. Rizzo	1
Daniel J. Gladstone	6
Robert J. Conologue	1
Jesse De La Rama	0
Eugene Wielepski	31

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	1,522,817	$1.09	455,400
Equity compensation plans not approved by security holders	0	N/A	N/A
Totals	1,522,817	$1.09	455,400

PROPOSAL 2—ADOPTION OF THE 2005 NON-EMPLOYEE DIRECTORS’
STOCK OPTION PLAN

      On April 28, 2005, the Board adopted the I.C. Isaacs & Company, Inc. 2005 Non-Employee Directors’ Stock Option Plan (“Directors’ Plan”), subject to stockholder approval. There are 450,000 shares of Common Stock reserved for issuance under the Directors’ Plan.

      If the proposal to adopt the Directors’ Plan is adopted by our stockholders, then, without any action by the Board or any committee of the Board:

•	each Outside Director who is serving on the Board on the date of this year’s annual meeting automatically shall be granted a fully vested, nonqualified ten year option to purchase 15,000 shares of our common stock;

•	each person who first becomes as Outside Director at this year’s annual meeting or at any time after the date of that meeting will be entitled to receive a ten year nonqualified option, which may be subject to a one year vesting requirement, to purchase 15,000 shares of our common stock upon his or her initial election or appointment to our Board; and

•	immediately following each annual meeting of our stockholders, commencing with the 2006 annual meeting, each Outside Director automatically will be granted a fully vested nonqualified option to purchase an additional 15,000 shares of our common stock, provided he or she has served as a director for at least one year.

      The Board of Directors unanimously recommends a vote FOR approval of Proposal 2

      The discussion that follows summarizes the salient features of the Directors’ Plan. However, it is qualified in its entirety by reference to the full text of the Directors’ Plan which appears as Appendix A to this Proxy Statement.

General

      Purpose. In light of the fact that all of the Board members who are charged with duty of administering and granting awards under our Plan are Outside Directors, the Board adopted the Directors’ Plan in order to:

•	eliminate any actual or potential conflicts of interest which might result from a grant of stock options to an Outside Director by other Outside Directors under our Plan;

•	facilitate the retention of the services of currently serving Outside Directors;

•	secure and retain the services of new Outside Directors; and

•	provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

      Shares Available Under The Plan. The aggregate number of shares of our common stock that may be issued pursuant to options granted under the Directors’ Plan is 450,000 shares. If any option expires or terminates for any reason, in whole or in part, without having been exercised in full, the shares of common stock not acquired under such option will become available for future issuance under the Directors’ Plan.

      The following types of shares issued under the Directors’ Plan may again become available for the grant of new options: (i) any shares withheld to satisfy withholding taxes, (ii) any shares used to pay the exercise price of an option in a net exercise arrangement, and (iii) shares tendered to us to pay the exercise price of an option. Shares issued under the Directors’ Plan may be previously unissued shares or reacquired shares bought on the market or otherwise. As of the date hereof, no shares of Common Stock have been issued under the Directors’ Plan.

      Administration of the Directors’ Plan. The Board will administer the Directors’ Plan. The Board may not delegate administration of the Directors’ Plan to a Board committee. The Board will determine the provisions of each option to the extent not specified in the Directors’ Plan.

      Participation. All directors of the Company (including directors who are consultants to the Company) who are not employees of the Company or any of its subsidiaries are eligible for participation in the Directors’ Plan.

Stock Options

      Unless the Board provides otherwise, each option to be granted under the Directors’ Plan shall be a fully vested, nonqualified ten year option to purchase shares of our common stock.

      The exercise price of options granted under the Directors’ Plan will be equal to the fair market value of our common stock on the date of grant.

      No option granted under the Directors’ Plan may be exercised after the expiration of ten years from the date it was granted. If an option holder’s service as an Outside Director is terminated for cause, the option will terminate immediately upon the option holder’s termination date. If an option holder’s service as an Outside Director terminates as of or within 12 months following a specified change in control transaction, the option holder may exercise his or her options for a period of three months following the option holder’s termination of service. In no event, however, may an option be exercised beyond the expiration of its term.

      The exercise price of an option may be paid in any combination of the following: (i) cash or check, (ii) pursuant to a broker-assisted cashless exercise, or (iii) by tender of other Common Stock previously owned by the option holder.

      Options granted under the Directors’ Plan are generally not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

Automatic Grants

      Pursuant to the Directors’ Plan:

•	each Outside Director who is serving on the Board on the date of this year’s annual meeting automatically shall be granted a fully vested, nonqualified ten year option to purchase 15,000 shares of our common stock;

•	each person who first becomes as Outside Director at this year’s annual meeting or at any time after the date of that meeting will be entitled to receive a ten year nonqualified option, which may be subject to a one year vesting requirement, to purchase 15,000 shares of our common stock upon his or her initial election or appointment to our Board; and

•	immediately following each annual meeting of our stockholders, commencing with the 2006 annual meeting, each Outside Director automatically will be granted a fully vested nonqualified option to purchase an additional 15,000 shares of our common stock, provided he or she has served as a director for at least one year.

Changes in Capital Structure

      In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (i) the number of shares reserved under the Directors’ Plan, (ii) the number of shares to be issued pursuant to initial and annual grants, and (iii) the number of shares and exercise price of all outstanding nonqualified options.

Corporate Transactions

       In the event of certain corporate transactions, as defined in the Directors’ Plan, all outstanding options under the Directors’ Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such options, then such options will be terminated if not exercised prior to the effective date of the corporate transaction.

Duration, Amendment and Termination

      The Board may suspend or terminate the Directors’ Plan at any time; provided, however, that such suspension or termination may not impair the rights and obligations under any options granted prior to such suspension or termination without the written consent of the affected Outside Director.

      The Board may also amend the Directors’ Plan or options granted under the Directors’ Plan at any time; provided, however, that the amendment of an option may not impair the rights of the affected Outside Director without his or her written consent. In addition, no amendment of the Directors’ Plan will be effective unless approved by our stockholders to the extent such approval is necessary to satisfy applicable law. The Board may submit any other amendments to the Directors’ Plan for stockholder approval.

Federal Income Tax Consequences

      The following is a general summary of the current federal income tax treatment of stock options which are authorized to be granted under the Directors’ Plan based upon the current provisions of the Internal Revenue Code of 1986, as currently in effect (“the Code”) and regulations promulgated thereunder.

      Nonqualified Stock Options. No tax consequences result from the grant of a nonqualified stock option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder’s basis in such shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

      Disallowance Of Deductions. The Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation’s stockholders.

New Plan Benefits

      The following table presents certain information with respect to options to be granted under the Directors’ Plan to our Outside Directors as a group, assuming stockholder approval of the Directors’ Plan:

New Plan Benefits
I.C. Isaacs & Company, Inc. 2005 Non-Employee Directors’ Stock Option Plan

Name and Position	Number of Shares Underlying Options to be Granted

All Non-Employee Directors as a Group	450,000

REPORT OF THE AUDIT COMMITTEE

      The operations of this Committee are governed by a written charter which is reproduced at Appendix B to this proxy statement. Only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of this Committee.

      The primary function of this Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing:

•	the financial reports and other financial information provided by the Company to any governmental body or the public,

•	the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and

•	the Company’s auditing, accounting and financial reporting processes generally.

      This Committee performs its oversight regarding the Company’s financial reporting obligations by engaging in dialogs with management and with BDO Seidman, LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2004. The discussions in which we engage pertain to issues germane to the preparation of the Company’s quarterly and annual financial statements, and the conduct and completion of the audit of the Company’s annual financial statements.

      This Committee has reviewed and discussed the Company’s consolidated annual financial statements with management and with representatives of BDO Seidman, LLP. We also discussed with representatives of that accounting firm the matters required to be discussed with the Company’s independent registered public accounting firm pursuant to Statement of Accounting Standards No. 61, as amended, “Communication with Audit Committees.”

      BDO Seidman, LLP also provided to this Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and we discussed the question of BDO Seidman, LLP’s independence with representatives of that firm.

      Based upon those reviews and discussions, and the report of BDO Seidman, LLP regarding its audit of the Company’s financial statements for the year ended December 31, 2004, this Committee recommended to the Company’s Board of Directors that such audited financial statements be included in the Annual Report on Form 10-K that the Company filed with respect to that year.

      All of the non-audit services provided by BDO Seidman, LLP during 2004, and the fees and costs incurred in connection with those services, were pre-approved by this Committee in accordance with our policy of pre-approval of audit and permissible non-audit services. (This policy is discussed in further detail below at Proposal 4) Before approving the retention of BDO Seidman, LLP for these non-audit services, this Committee considered whether such retention was compatible with maintaining BDO Seidman, LLP’s auditor independence. In reliance on the reviews and discussions with management and BDO Seidman, LLP referred to above, this Committee believes that the non-audit services provided by BDO Seidman, LLP were compatible with, and did not impair, BDO Seidman, LLP’s auditor independence.

Neal J. Fox (Chairman)
Jon Hechler	Robert S. Stec

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

      At the annual meeting, our stockholders will be asked to ratify the Board’s appointment of BDO Seidman, LLP (“Seidman”) as our independent registered public accountants for the year ending December 31, 2005. It is expected that a representative of Seidman will be present at the meeting.

Principal Accounting Fees and Services

      The following table shows the fees that the Company paid or accrued for the audit and other services provided by BDO Seidman, LLP in 2004 and 2003.

	Years Ended December 31,
	2004		2003
Audit Fees(1)	$249,000		$255,605
Audit-related fees	51,566	(2)	24,170	(3)
Tax Fees	15,500		15,355

Total	$316,066		$295,130

(1)	Includes audit of the Company’s consolidated financial statements and quarterly review of its financial statements and filings on SEC forms 10-Q.

(2)	Includes consultation regarding accounting and reporting matters, an audit of the Company’s employee benefit plan, the Company’s preparation of registration statements on SEC forms S-3 and S-8 and out of pocket expenses.

(3)	Includes consultation regarding accounting and reporting matters, and an audit of the Company’s employee benefit plan.

      All audit and audit related services were pre-approved by the Audit Committee, which concluded that the performance of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

      Beginning in fiscal 2003, our Audit Committee instituted a policy of pre-approving all audit and permissible non-audit services provided by our independent certified public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent certified public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent certified public accountants in accordance with this pre-approval requirement, and the fees that we have incurred for those services. The Audit Committee may also pre-approve additional services on a case-by-case basis. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by our independent certified public accountants.

      The Board of Directors unanimously recommends a vote FOR approval of Proposal 3

OTHER MATTERS

Stockholder Proposals

      Stockholders who wish to present proposals for action at the 2006 Annual Meeting of Stockholders should submit their proposals in writing to our Corporate Secretary at our address set forth on the first page of this proxy statement. It is anticipated that the 2006 Annual Meeting will be held in or about June 2006. Accordingly, proposals must be received by the Secretary on or before December 30, 2005 in order to be considered for inclusion in next year’s proxy materials.

Annual Report to Stockholders

      Our Annual Report to Stockholders consisting of a letter from our Chief Executive Officer our Annual Report on Form 10-K for the year ended December 31, 2004, including audited financial statements, and our quarterly report on Form 10-Q for the quarter ended March 31, 2005 has been mailed to our stockholders concurrently herewith, but such reports are not incorporated in this proxy statement and are not deemed to be part of the proxy solicitation material.

Communications from Stockholders to the Board

      The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Stockholders can send communications by mail to Eugene Wielepski, Corporate Secretary, I.C. Isaacs & Company, Inc., 3840 Bank Street, Baltimore, MD 21224-2522. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. Based solely on our review of the reports on SEC forms 3, 4 and 5 filed by our executive officers and directors, we believe that all of those filing requirements were complied with by them during 2004, except that Mr. Conologue filed his initial statement of beneficial ownership on SEC Form 3 and a Statement of Changes in Beneficial Ownership on SEC Form 4 approximately 13 months, and seven days, respectively, after the dates on which such forms should have been filed, Mr. Hechler filed a Statement of Changes in Beneficial Ownership on SEC Form 4 eight days after the date on which such form should have been filed and Mr. Wielepski filed a Statement of Changes in Beneficial Ownership on SEC Form 4 16 days after the date on which such form should have been filed.

      The Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

By order of the Board of Directors
EUGENE WIELEPSKI, Secretary

May 27, 2005
Baltimore, Maryland

Appendix A

I.C. ISAACS & COMPANY, INC.

2005 Non-Employee Directors’ Stock Option Plan

Adopted: April 28, 2005

Approved By Stockholders: [         ], 2005

1. Purposes.

      (a) Eligible Option Recipients. The persons eligible to receive Options are the Non-Employee Directors of the Company.

      (b) Available Options. The purpose of the Plan is to provide a means by which Non-Employee Directors may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Nonqualified Options.

      (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of its Non-Employee Directors, to secure and retain the services of new Non-Employee Directors and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2. Definitions.

      As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

      (a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

      (b) “Annual Grant” means an Option granted annually to all Non-Employee Directors who meet the specified criteria pursuant to Section 6(b).

      (c) “Annual Meeting” means the annual meeting of the stockholders of the Company.

      (d) “Board” means the Board of Directors of the Company.

      (e) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

      (f) “Cause” means, with respect to an Optionholder, the occurrence of any of the following: (i) such Optionholder’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Optionholder’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Optionholder’s intentional, material violation of any material contract or agreement between the Optionholder and the Company or any statutory duty owed to the Company; (iv) such Optionholder’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Optionholder’s gross misconduct.

      (g) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur 1) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or 2) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either 1) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or 2) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

      The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

      Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Optionholder shall supersede the foregoing definition with respect to Options subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

      (h) “Code” means the Internal Revenue Code of 1986, as amended.

      (i) “Common Stock” means the common stock of the Company.

      (j) “Company” means I.C. Isaacs & Company, Inc., a Delaware corporation.

      (k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a transfer of ownership by sale, tender offer or other disposition of at least (90% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

      (l) “Consultant” means any person, including an advisor, who (i) is engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services or (ii) is serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

      (m) “Director” means a member of the Board of Directors of the Company.

      (n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

      (o) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director or Consultant, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

      (p) “Entity” means a corporation, partnership or other entity.

      (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      (r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 14, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

      (s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market or admitted for trading on the OTC Bulletin Board maintained by the Nasdaq Stock Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange, market or quotation system. If such date falls on a non-Trading Day, then the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the next subsequent Trading Day, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

      (t) “Initial Grant” means an Option granted to a Non-Employee Director who meets the specified criteria pursuant to Section 6(a).

      (u) “Non-Employee Director” means a Director who is not an Employee.

      (v) “Nonqualified Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

      (w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      (x) “Option” means a Nonqualified Option granted pursuant to the Plan.

      (y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

      (z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

      (aa) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

      (bb) “Plan” means this I.C. Isaacs & Company, Inc. 2005 Non-Employee Directors’ Stock Option Plan.

      (cc) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

      (dd) “Securities Act” means the Securities Act of 1933, as amended.

      (ee) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

      (ff) “Trading Day” means any day the exchange(s) or market(s) on which shares of Common Stock are listed, whether it be any established stock exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or otherwise, is open for trading.

3. Administration.

      (a) Administration by Board. The Board shall administer the Plan. The Board may not delegate administration of the Plan to a committee.

      (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine the provisions of each Option to the extent not specified in the Plan.

(ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Option as provided in Section 12.

(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

      (c) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4. Shares Subject to the Plan.

      (a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in the Common Stock, the Common Stock that may be issued pursuant to Options shall not exceed in the aggregate 450,000 shares of Common Stock.

      (b) Reversion of Shares to the Share Reserve. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to an Optionholder pursuant to an Option are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not issued under such Option, shall revert to and again become available for issuance under the Plan. If any shares subject to an Option are not delivered to an Optionholder because such shares are withheld for the payment of taxes or the Option is exercised through a reduction of shares subject to the Option (i.e., “net exercised”), the number of shares that are not delivered to the Optionholder shall remain available for issuance under the Plan. If the exercise price of any Option is satisfied by tendering shares of Common Stock held by the Optionholder (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan.

      (c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5. Eligibility.

      The Options, as set forth in Section 6, automatically shall be granted under the Plan to all Non-Employee Directors who meet the criteria specified in Section 6.

6. Non-Discretionary Grants.

      (a) Initial Grants. Without any further action of the Board:

(i) each Non-Employee Director who is serving on the Board on the date when the Plan is approved by the Company’s stockholders automatically shall, upon such date, be granted an Initial Grant to purchase 15,000 shares of Common Stock on the terms and conditions set forth herein; and

(ii) each Non-Employee Director who, after the Plan is approved by the Company’s stockholders, is elected or appointed for the first time to be a Non-Employee Director, automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted an Initial Grant to purchase 15,000 shares of Common Stock on the terms and conditions set forth herein.

      (b) Annual Grants. Without any further action of the Board, on the date of each Annual Meeting, commencing with the Annual Meeting in 2006, each person who is then a Non-Employee Director automatically shall be granted an Annual Grant to purchase 15,000 shares of Common Stock on the terms and conditions set forth herein; provided, however, that if the person has not been serving as a Non- Employee Director for the entire period since the preceding Annual Meeting, then the number of shares subject to such Annual Grant shall be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a Non-Employee Director.

7. Option Provisions.

      Each Option shall be in such form and shall contain such terms and conditions as required by the Plan. Each Option shall contain such additional terms and conditions, not inconsistent with the Plan, as the Board shall deem appropriate. Each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

      (a) Term. No Option shall be exercisable after the expiration of ten years from the date it was granted.

      (b) Exercise Price. The exercise price of each Option shall be 100% of the Fair Market Value of the stock subject to the Option on the date the Option is granted.

      (c) Consideration. The purchase price of stock acquired pursuant to an Option may be paid, to the extent permitted by applicable law, in any combination of 1) cash or check, 2) delivery to the Company of other Common Stock or 3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. The purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

      (d) Transferability. An Option shall be transferable pursuant to a domestic relations order and to such further extent provided in the Option Agreement. If the Option does not provide for transferability, then the Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

      (e) Termination for Cause. In the event that an Optionholder’s service as a Director is terminated for Cause, the Option shall terminate upon the date on which the Optionholder is removed as a Director, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such date.

      (f) Termination Upon Change in Control. In the event that an Optionholder’s service as a Director terminates as of, or within 12 months following a Change in Control, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of service) within such period of time ending on the earlier of 1) the expiration of the term of the Option as set forth in the Option Agreement or 2) the date three months following the termination of the Optionholder’s service as a Director. If, after termination of service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

8. Securities Law Compliance.

      The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

9. Use of Proceeds from Stock.

      Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

10. Miscellaneous.

      (a) Stockholder Rights. No Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such Optionholder has satisfied all requirements for exercise of the Option pursuant to its terms.

      (b) No Service Rights. Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Optionholder any right to continue to serve the Company as a Non-Employee Director or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

      (c) Investment Assurances. The Company may require an Optionholder, as a condition of exercising or acquiring stock under any Option, (i) to give written assurances satisfactory to the Company as to the Optionholder’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Optionholder is acquiring the stock subject to the Option for the Optionholder’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if 1) the issuance of the shares upon the exercise or acquisition of stock under the Option has been registered under a then currently effective registration statement under the Securities Act or 2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

      (d) Withholding Obligations. The Optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionholder by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Optionholder as a result of the exercise or acquisition of stock under the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock.

11. Adjustments upon Changes in Common Stock.

      (a) Capitalization Adjustments. If any change is made in, or other events occur with respect to, the stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject both to the Plan pursuant to Section 4 and to the nondiscretionary Options specified in Section 6, and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

      (b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to the completion of such dissolution or liquidation.

      (c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Options outstanding under the Plan or may substitute similar stock options for Options outstanding under the Plan (it being understood that similar stock options include, but are not limited to, options to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event that any surviving corporation or acquiring corporation (or its parent company) does not assume or continue all such outstanding Options or substitute similar stock options for such outstanding Options, then with respect to Options that have been not assumed, continued or substituted, such Options shall terminate if not exercised at or prior to such effective time.

12. Amendment of the Plan and Options.

      (a) Amendment of Plan. The Board, at any time and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of applicable laws.

      (b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval.

      (c) No Impairment of Rights. Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

      (d) Amendment of Options. The Board, at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

13. Termination or Suspension of the Plan.

      (a) Plan Term. The Board may suspend or terminate the Plan at any time. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

      (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the Optionholder.

14. Effective Date of Plan.

      The Plan shall become effective on the date when the stockholders authorize its adoption. No potions shall be granted under the Plan until the Plan has been approved by the stockholders of the Company, which approval shall be within 12 months before or after the date the Plan is adopted by the Board.

15. Governing Laws.

      The validity, construction and effect of the Plan, of Option Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Board relating to the Plan or such Option Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

Appendix B

I.C ISAACS & COMPANY, INC.
Amended and Restated Audit Committee Charter
As Adopted on April 28, 2005 and Approved on [         ], 2005

A. Name

      There shall be a committee of the Board of Directors (the “Board”) of I. C. Isaacs & Company, Inc. (the “Company”) that shall be called the Audit Committee.

B. Purpose

      The Audit Committee shall be directly responsible for:

      1. overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s annual consolidated financial statements recognizing, in connection therewith, that the Company’s management is responsible for preparing the Company’s financial statements and that, the registered public accounting firm engaged to perform such audits is ultimately accountable to the Committee and the Board with respect thereto;

      2. appointing, determining the compensation of, retaining and overseeing the work of, the registered public accounting firm engaged for the purpose of preparing or issuing any audit report or performing other audit, review or attest services for the Company; and

      3. resolving any disagreements between the Company’s management and such registered public accounting firm regarding the Company’s financial reports and its reporting processes and procedures.

C. Organization and Procedure

      1. The Audit Committee shall be appointed by the Board and shall be comprised of no fewer than three board members satisfying the membership requirements set forth below. The members of the Audit Committee shall be appointed by the Board, considering the recommendation of the Nominating Committee and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The members of the Audit Committee shall serve until their successors shall be duly appointed and qualified or until their earlier resignation or removal. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Committee membership.

      2. The Audit Committee shall meet as often as it determines is appropriate, but not less frequently than four times per year. The Audit Committee periodically will hold private meetings with the Company’s Chief Financial Officer and accounting staff, and with the registered public accounting firm, and will hold private meetings with management as appropriate. Meeting agendas will be prepared by the Chief Financial Officer and the Corporate Secretary, in consultation with the Audit Committee Chairperson, and provided in advance to members, along with appropriate briefing materials.

      3. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it. Except as expressly provided in this Charter or the Bylaws of the Company, or as otherwise provided by the listing or other requirements of the Nasdaq Stock Market, the Audit Committee shall fix its own rules of procedure.

D. Membership Requirements

      The following criteria for membership on the Audit Committee shall be followed:

      1. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, or shall become able to do so within a reasonable period after his or her appointment to the Audit Committee.

      2. At least one member of the Audit Committee shall be a “financial expert” as defined in the applicable rules of the Nasdaq Stock Market.

      3. Each member of the Audit Committee shall meet the independence requirements for being a member of an audit committee set forth in the applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market, as such rules are amended from time to time, and subject to any exceptions authorized under such rules.

E. Committee Authority

      The Audit Committee:

      1. shall have the sole authority to appoint or replace the registered public accounting firm who shall audit the Company’s annual consolidated financial statements and shall approve all audit engagement fees and terms;

      2. shall also have the sole authority to approve the provision of any permissible non-audit services and the fees with respect thereto;

      3. shall consult with management but shall not delegate these responsibilities, except that pre-approvals of permissible non-audit services may be made by the Chairperson of the Audit Committee in accordance with the rules of the SEC;

      4. have unrestricted access to Company personnel and documents and the Company’s registered public accounting firm;

      5. shall have the authority to retain and fund legal, accounting or other consultants to advise it, and to conduct or authorize investigations into any matters within its scope of responsibilities;

      6. may request any officer or employee of the Company, the registered public accounting firm, the Company’s outside counsel, the Audit Committee’s counsel or others to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee;

      7. shall be given the resources and assistance necessary to discharge its responsibilities, including appropriate funding, as determined by the Audit Committee, for payment of:

(a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(b) compensation to any advisers employed by the Audit Committee pursuant the provisions of Section E. 5. of this Charter; and

(c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

F. Committee Responsibilities

      The Audit Committee shall have the following responsibilities:

      1. The Audit. To meet and review with management and the registered public accounting firm the following:

(a) the scope and plan, and coordination of audit efforts;

(b) the results of the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements;

(c) any problems, difficulties or differences encountered in the course of audit work, including any disagreements with management or restrictions on the scope of activities or access to requested information and responses thereto;

(d) any changes required in the planned scope of the audit plan;

(e) critical accounting policies and practices used by the Company in preparing its financial statements;

(f) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor;

(g) the registered public accounting firm’s judgments about the quality of the accounting principles as applied in the Company’s financial reporting, including the consistency of the Company’s accounting policies and their application and the clarity and completeness of the Company’s financial statements and related disclosures;

(h) the registered public accounting firm’s reasoning in determining the appropriateness of (i) changes in the Company’s accounting practices or policies, (ii) Company estimates, judgments and uncertainties, (iii) unusual transactions and (iv) accounting policies relating to significant financial statement items;

(i) material communications between the registered public accounting firm and management, including any management letter;

(j) any other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards, particularly Statement of Auditing Standards (“SAS”) No. 61, as may be modified or supplemented, or the rules of the SEC; and

(k) any accounting adjustments that were noted or proposed by the registered public accounting firm but were passed (as immaterial or otherwise)

      2. Company Reporting. The Audit Committee shall do the following with respect to the Company’s reporting obligations:

(a) advise financial management and the registered public accounting firm that they are expected to provide a timely analysis of significant current financial reporting issues and practices;

(b) recommend to the Board whether the annual audited financial statements should be included in the annual report on Form 10-K for filing with the SEC;

(c) review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before the filing of the Company’s Form 10-K and each Form 10-Q;

(d) prepare the Audit Committee’s report that is made in periodic filings as required by the applicable Nasdaq Stock Market and SEC rules, and take the appropriate steps to ensure that such report complies with applicable requirements, including compliance with the SEC requirement that this Charter be appended to the Company’s proxy statement at least once every three years;

(e) confirm that the Company’s quarterly financial statements have been reviewed by the Company’s registered public accounting firm, in accordance with SAS No. 71, as amended by SAS No. 90, prior to the filing with the SEC of each quarterly report on Form 10-Q;

(f) review with management, and any outside professional as the Committee considers appropriate, the effectiveness of the Company’s disclosure controls and procedures; and

(g) review with management and any outside professionals as the Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on the Company’s financial statements.

      3. Earnings Announcements. The Audit Committee shall discuss generally with management earnings press releases (paying particular attention to any use of pro forma information or non-GAAP financial measures), as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies. The Audit Committee (or subcommittee thereof) shall review and discuss with management earnings press releases before they are issued.

      4. Registered Public Accounting Firm Selection. Appoint the registered public accounting firm; approve all audit and permissible non-audit engagements and fees; and oversee and review the performance of the registered public accounting firm and take any appropriate actions, including discharge and replacement.

      5. Independence of Registered Public Accounting Firm. Confirm the independence and objectivity of the registered public accounting firm, including receiving from the registered public accounting firm, on an annual basis, a formal written statement delineating all relationships between the registered public accounting firm and the Company consistent with Independence Standards Board Standard No. 1; actively engage in discussions with the registered public accounting firm regarding any disclosed relationships or services that may affect their objectivity and independence; oversee the independence of the registered public accounting firm; and ensure that appropriate audit personnel are rotated from the review and audit of the Company’s financial statements as required by the applicable rules of the SEC.

      6. Peer Review. Confirm that the registered public accounting firm meets the peer review requirements set forth in the applicable Nasdaq Stock Market rules.

      7. Second Opinions. Discuss with management any second opinions sought from an accounting firm other than the registered public accounting firm, including the substance and reasons for seeking any such opinion.

      8. Internal Controls. Meet and review with the registered public accounting firm the adequacy and effectiveness of the Company’s internal accounting and financial controls, including any related significant findings and recommendations of the registered public accounting firm and management’s responses thereto.

      9. Investigations. Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

      10. Whistleblower Complaints. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters in accordance with the applicable Nasdaq Stock Market rules.

      11. Regulatory Matters. Review with the Company’s Corporate/SEC counsel any legal and regulatory matters that may have a material impact on the Company’s financial statements, financial condition or results of operations.

      12. Significant Risks. Inquire of management and the registered public accounting firm concerning significant financial risks or exposures and assess the steps management has taken to minimize such risks.

      13. Retention of Registered Public Accounting Firm Personnel. Recommend to the Board policies for the Company’s hiring of employees or former employees of the registered public accounting firm who were engaged on the Company’s account, which comply with the applicable rules of the SEC.

      14. Private Meetings. Meet periodically with the registered public accounting firm, the Chief Financial Officer and the Company’s accounting staff in separate executive sessions to discuss any matters that any of the attendees at such meetings believes should be discussed privately with the Audit Committee.

      15. Board Reports. Report periodically to the Board on its meetings and other activities.

      16. Delegation. Form and delegate authority to subcommittees when appropriate.

      17. Annual Review of Charter. Review and reassess the adequacy of this Charter annually and recommend any changes to the Board for approval.

APPENDIX 1

PROXY

I.C. ISAACS & COMPANY, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting

June 28, 2005

The undersigned hereby constitutes and appoints Peter J. Rizzo and Eugene C. Wielepski, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of I.C. Isaacs & Company, Inc. to be held at the offices of Arent Fox PLLC located on the 34th Floor at 1675 Broadway, New York, New York, on Tuesday, June 28, 2005, at 10:00 A.M., local time, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you either sign and return this card or vote electronically.

This proxy when properly executed will be voted in the manner directed herein. Unless a contrary direction is indicated, this proxy will be voted for all nominees listed in proposal 1 and for proposals 2 and 3, as more specifically described in the proxy statement.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF THE STOCKHOLDERS OF

I.C. ISAACS & COMPANY, INC.

Tuesday, June 28, 2005

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

– OR –

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have the proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date
Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTORS "FOR" PROPOSALS 2, AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors			FOR	AGAINST	ABSTAIN
FOR ALL NOMINEES	NOMINEES:	2. Approval of the proposal to adopt the Company's 2005 Non-Employee Directors' Stock Option Plan
Peter J. Rizzo Olivier Bachellerie René Faltz Neal J. Fox François Girbaud Jon Hechler Roland Loubet John McCoy II Robert Stephen Stec
WITHHOLD AUTHORITY FOR ALL NOMINEES
3. Ratification of the appointment of BDO Seidman, LLP as the Company's independent registered public accountants for the year ending December 31, 2005.
FOR ALL EXCEPT (See instructions below)
4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark ”FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold as shown here. ☐		I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Please check here if you intend to attend the meeting in person.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.